Exhibit 5.1

November 10, 2000

Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

      Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) 12,000,000 shares (the "Option Shares") of Common Stock of Rational Software Corporation (the "Company") reserved for issuance under the Company's 1997 Stock Option Plan, (ii) 294,697 shares (the "ESPP Shares") of Common Stock of the Company reserved for issuance under the Company's 1998 Employee Stock Purchase Plan, and (iii) 1,000,000 shares (the "Director Shares") of Common Stock reserved for issuance under the Company's 2000 Director Option Plan. As legal counsel to the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Option Shares, ESPP Shares and the Director Shares pursuant to the Company's 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan and 2000 Director Option Plan, respectively. In addition, for purposes of this opinion we have assumed that the consideration received by the Company in connection with each issuance of the Option Shares, ESPP Shares and Director Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Option Shares, ESPP Shares or Director Shares, as applicable, or (ii) the portion of such consideration determined by the Company's Board of Directors to be "capital" for purposes of the Delaware General Corporation Law.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan and 2000 Director Option Plan, respectively, and pursuant to the agreements which accompany the plans, the Option Shares, ESPP Shares and Director Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati